Exhibit 99.1


            Corinthian Colleges describes key performance indicators
                        Adds new metric to measure growth


Santa Ana, CA, April 21, 2003 - Corinthian Colleges, Inc. (NASDAQ: COCO) today described the key performance indicators it intends to share with the investment community. In addition to providing previously disclosed key performance indicators, the company has added a new performance indicator of growth in revenues from core operations, or "Core Growth." Core Growth is defined as the increase in revenues, and includes revenues from branches opened in the last four quarters, but excludes revenues attributable to colleges acquired within the last four quarters. Historical year-over-year increases in such performance indicators for the past eight quarters are included herein.

"We have consistently stated that we expect to grow our revenues between 20% and 25% per year over the next several years without additional acquisitions," said David G. Moore, chairman and CEO of Corinthian. "We define that key performance indicator as Core Growth, and we benchmark actual and expected growth in revenues against this metric. We believe it is an important indicator of our organic growth, and we are pleased to share it with the investment community."

Commencing April 30 when Corinthian is scheduled to release its fiscal 2003 third quarter results, in addition to reporting increases in Core Growth, the company will continue to report the previously disclosed key performance indicators, which are: total school population (or the total number of students attending all of the company's colleges at the end of the reporting period), as well as "same" school population (or the number of students attending the company's "same" schools). Additionally, Corinthian will report total school starts. Before students are counted as a start, they must have attended class for five days. The company will also disclose "same" school revenues. Corinthian defines same schools as those colleges that have been owned and operated by the company for four full quarters.

Moore added, "Although we do not believe that the quarterly increase in same school starts is a reliable indicator of expected revenues for future periods, for continuity purposes we will continue to provide this measure to the investment community."

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today's increasingly demanding workplace environment. The company operates 67 colleges and two continuing education centers in 21 states, including 16 colleges in California and 12 in Florida. Upon the expected openings in the fourth quarter of fiscal 2003 of the previously announced branch campuses in Dallas, Texas and Chicago, Illinois, the company will operate 69 campuses and two continuing education centers in 21 states.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, the company's discussion of its projections regarding new branch campus openings during the remainder of fiscal 2003, including the expected timing of the additional branch campus openings in Dallas, Texas and Chicago, Illinois. Many important factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including changes in student perception, changes in the demand for curricula offered by the company, increased competition, the effectiveness of the company's advertising and promotional efforts, branching regulations, delays in the construction of facilities, delays in openings of previously announced branch campuses, and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 (Table Follows)

                            Corinthian Colleges, Inc.
                             Performance Indicators


                       Core      Same                   Same                 Same
             Total    Growth    School     Total       School     Total     School
            Revenue   Revenue  Revenue   Population  Population   Start      Start
           Increase  Increase  Increase   Increase    Increase   Increase  Increase
 Quarter
  Ended
31-Dec-02     56%       35%      29%        38%          21%       31%        10%

30-Sep-02     57%       36%      32%        39%          23%       39%        20%

30-Jun-02     42%       36%      31%        34%          23%       31%        19%

31-Mar-02     36%       35%      28%        23%          19%       27%        19%

31-Dec-01     34%       30%      24%        22%          17%       35%        16%

30-Sep-01     42%       28%      26%        32%          16%       31%        13%

30-Jun-01     44%       28%      22%        32%          14%       39%        12%

31-Mar-01     49%       26%      22%        38%          13%       41%        8%